Exhibit 10.6

AGREEMENT AND DEED OF PLEDGE OF SHARES BAUSCH & LOMB B.V	RL/6008799/10398627.ple (RL/6008799/10409796.ple 18-05-2012 6)

Today, the eighteenth of May two thousand and twelve,

appeared before me, David Jaime Santana Meijeren, prospective civil-law notary (kandidaat-notaris), acting as legal substitute (waarnemer) for Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam, in such capacity hereinafter referred to as “civil-law notary”:

Robertus Petrus Hubertus Wilhelmus Londeman, care of Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Geldrop on the twenty-seventh of October nineteen hundred and eighty-three, in the present matter acting as holder of a written power of attorney of:

1.	the company incorporated and existing under the laws of New York Bausch & Lomb International Inc., with its principal place of business at One Bausch & Lomb Place, Rochester, New York 14604, in the present matter acting:

(i)	for itself; and

(ii)	in its capacity as general partner and for the account and risk of:

the limited partnership (commanditaire vennootschap) Bausch & Lomb Dutch Holdings C.V., having its address at One Bausch & Lomb Place, Rochester, New York 14604

(the ‘Pledgor’);

2.	the company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Bausch & Lomb B.V., having its seat in Haarlemmermeer, its address at 1119 NH Schiphol-Rijk, Koolhovenlaan 110 and filed at the Trade Register under number 34034628

(the ‘Company’);

3.	CITIBANK N.A., a national banking association organized under the laws of the United States of America with an office located at 1615 Brett Road, Building III, New Castle, Delaware 19720, United States of America, in the present matter acting:

(i)	as the Administrative Agent under the Credit Agreement (as defined below), on behalf of itself as Lender (as defined in the Credit Agreement) and also for the Lenders (as defined in the Credit Agreement); and

(ii)	as the Administrative Agent under the Parallel Debt (as defined below)

(the ‘Pledgee’).

Powers of attorney

./.	The powers of attorney are evidenced by three (3) private deeds, which will be attached to this deed.

(1)

The appearing person declared:

A.	on the eighteenth of May two thousand and twelve, amongst others the Company as Dutch Subsidiary Borrower (as defined in the Credit Agreement) and the Pledgee as Administrative Agent (as defined in the Credit Agreement) entered into a two billion eight hundred and thirty-five million United States dollars (USD 2,835,000,000) and four hundred and sixty million euros (EUR 460,000,000) Credit Agreement (as defined below);

B.	as a security for the Secured Obligations (as defined below), the Pledgor and the Pledgee hereby agree that the Pledgor shall grant a valid first priority right of disclosed pledge (eerste pandrecht) to the Pledgee on the Shares and the Dividends (both as defined below).

It is hereby agreed as follows:

1.	Definitions and interpretation

1.1.	All capitalised terms used in this agreement and deed of disclosed pledge of shares (the ‘Agreement’) including the recitals, and not otherwise defined herein shall have the meaning assigned to them in the Credit Agreement.

1.2.	a.	Headings are for convenience of reference only.

b.	Where the context so permits, the singular includes the plural and vice versa.

c.	Save where the contrary is indicated, any reference in this Agreement to the parties or a party to this Agreement shall be construed so as to include its or their respective successors, transferees and assigns from time to time and any successor of such a successor, transferee or assign in accordance with their respective interests.

d.	A ‘section’ and a ‘sub section’ shall, subject to any indication to the contrary, be construed as a reference to a section and sub section hereof.

e.	References to the Credit Agreement, the Collateral Documents (as defined below), this Agreement (as defined above) or any other agreement or document shall, where applicable, be deemed to be references to the Credit Agreement, the Collateral Documents, this Agreement or any other agreement or document as the same may have been, or may from time to time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw there from as a party in part or in whole or be released there under in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated there under.

(2)

f.	Unless a contrary indication appears, section 1.02 (Other Interpretive Provisions) of the Credit Agreement is incorporated by reference in this Agreement.

g.	References to the Dutch Civil Code are references to het Burgerlijk Wetboek, references to the Dutch Bankruptcy Act are references to de Faillissementswet.

1.3.	In this Agreement the following words and expressions shall have the following meaning:

•	‘Collateral’ means (i) the Shares and (ii) the Dividends;

•	‘Collateral Document’ has the meaning ascribed thereto in section 1.1 (Definitions) of the Credit Agreement;

./.	•	‘Company Default Notice’ means the notification of a default, substantially in the form of Annex 1 hereto;

•

‘Credit Agreement’ means the two billion eight hundred and thirty-five million United States dollars (USD 2,835,000,000) and four hundred and sixty million euros (EUR 460,000,000) credit agreement entered into, amongst others, the Company as Dutch Subsidiary Borrower and the Pledgee as Administrative Agent;

•	‘Dividends’ means, in relation to any Share, all present and future:

a.	dividends and distributions of any kind and any other sum received or receivable in respect of that Share;

b.	rights, shares, money or other assets accruing or offered by way of redemption, bonus, option or otherwise in respect of that Share;

c.	allotments, offers and rights accruing or offered in respect of that Share; and

d.	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, that Share and which is capable of being pledged,

but excluding such Share and its Voting Right;

•	‘Event of Default’ has the meaning ascribed thereto in section 8.01 of the Credit Agreement;

•	‘Future Dividends’ means any and all Dividends in respect of Future Shares;

•	‘Future Shares’ means:

a.	any and all issued shares in the capital of the Company which the Pledgor may hold at any time;

(3)

b.	all warrants, options and other rights to subscribe for, purchase or otherwise acquire a share in the capital of the Company which may be issued to or acquired by the Pledgor after the date of this Agreement and provided that these Future Shares will never exceed sixty five percent (65%) of the issued voting capital of the Company which the Pledgor may hold at any time;

•	‘Loan Document’ has the meaning ascribed thereto in section 1.01 (Definitions) of the Credit Agreement;

•	‘Parallel Debt’ has the meaning ascribed to Dutch Parallel Debt in section 10.26 (Parallel Debt) of the Credit Agreement;

•	‘Pledge’ means the right of pledge as created in section 2.2;

•

‘Present Shares’ means sixty-five percent (65%) of all of the voting registered and paid-up shares in the capital of the Company being six hundred fifty (650) ordinary shares, each according to the current articles of association of the Company with a par value of four hundred fifty-four euro (EUR 454.-), numbered 1 to 650 inclusive;

•

‘Secured Obligations’ means all present and future moneys, debts and liabilities due, owing or incurred by Bausch & Lomb Dutch Holdings C.V. to the Pledgee pro se under or in connection with any Loan Document (in each case, whether alone or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise including, without limitation, pursuant to section 10.26 (Parallel Debt) of the Credit Agreement) and any section having the same effect in any other Loan Document to which the Company is a party including, for the avoidance of doubt, any change or increase in any Borrower’s Parallel Debt pursuant to or in connection with any amendment or supplement to the Loan Document or this Pledge or any restatement or novation of the Loan Document, whether or not anticipated as of the date of this Agreement;

•	‘Security’ means all or any of the security rights (zekerheidsrechten), including the right of Pledge;

•

‘Security Period’ means the period beginning on the date hereof and ending on the earlier date upon which the Secured Obligations have been irrevocably paid and discharged, or have ceased to exist or all Security has been released and discharged by the Pledgee in accordance with section 8 (Termination) below;

•	‘Shares’ means the Present Shares and the Future Shares; and

•	‘Voting Rights’ means all voting rights attached to the Shares held by the Pledgor, from time to time.

(4)

2.	Pledge of the Shares and the other Collateral

2.1.	The Pledgor hereby agrees with the Pledgee and hereby undertakes that it shall grant to the Pledgee the rights of pledge purported to be granted under and pursuant to this Agreement.

2.2.	As security for the payment and discharge in full, when due (whether at stated maturity, by acceleration or otherwise), of the Secured Obligations, the Pledgor hereby grants, for the duration of the Security Period, to the Pledgee:

(i)	a first ranking disclosed right of pledge (openbaar pandrecht eerste in rang), over the Present Shares;

(ii)	a first ranking disclosed right of pledge (openbaar pandrecht eerste in rang) in accordance with section 3:236 Dutch Civil Code over sixty-five percent (65%) of all present warrants, options and other rights to subscribe for, purchase or otherwise acquire a share in the capital of the Company (provided that upon exercising these rights, and including the shares received upon exercise of these rights, the total Shares pledged to the Pledgee will never exceed sixty-five percent (65%) of all of the issued voting capital of the Company which the Pledgor may hold at any time)

(iii)	in advance (bij voorbaat) a first ranking right of disclosed pledge (openbaar pandrecht eerste in rang), over the Future Shares (provided that the total Shares pledged to the Pledgee will never exceed sixty-five percent (65%) of all of the issued voting capital of the Company which the Pledgor may hold at any time);

(iv)	a first ranking disclosed right of pledge (openbaar pandrecht eerste in rang), over all Dividends with respect to the Present Shares, in accordance with section 3:236 Dutch Civil Code; and

(v)	in advance (bij voorbaat) a first ranking right of pledge over the Future Dividends in accordance with section 3:236 Dutch Civil Code and the Pledgee hereby accepts such rights of pledge.

To the extent no valid right of pledge over the Future Shares is created under this section 2 (Pledge of the Shares and the other Collateral), the Pledgor irrevocably and unconditionally undertakes upon request by the Pledgee to pledge under the same terms and conditions as set forth in this Agreement to the Pledgee the Future Shares (provided that the total Shares pledged to the Pledgee will never exceed sixty-five percent (65%) of all of the issued voting capital of the Company which the Pledgor may hold at any time) as soon as reasonably practicable after the Pledgor has acquired such Future Shares.

(5)

2.3.	If, and to the extent at any time it appears that, the right of pledge created under this Agreement is not or will not be first priority ranking (eerste in rang), the Pledgor and the Pledgee agree that valid rights of pledge have or shall nevertheless have been created with the highest possible ranking as shall then be possible (taking into consideration any Liens permitted under section 7.01 of the Credit Agreement), such without prejudice to any rights of the Pledgee under any Loan Document.

2.4.	If any of the Shares are changed, classified or reclassified, subdivided, consolidated or converted through (statutory) merger or otherwise, or the rights attaching to the Shares are altered in any way, the shares or other securities resulting from such event and related Dividends are hereby pledged and shall automatically become subject to the right of pledge (pandrecht) hereby created.

Where that is not legally possible, the Pledgor shall cooperate with the execution of one or more pledge agreements in form and substance satisfactory to the Pledgee in respect of such Shares or other securities or Dividends immediately upon written request of the Pledgee, acting reasonably.

Nothing in this section 2.4, however, should be construed as to imply or contain the consent of the Pledgee to change the Shares as set out in the first sentence of this section 2.4.

2.5.	Each Security is one and indivisible (één en ondeelbaar).

2.6.	Partial fulfillment of any Secured Obligations shall not extinguish the Security proportionally and, subject to section 8 (Termination), the Security is continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

2.7.	The Security includes all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Collateral.

3.	Rights in respect of the Collateral

3.1.	The Voting Rights are hereby vested in the Pledgee subject to the condition precedent (opschortende voorwaarde) of the occurrence of an Event of Default and the sending of the Company Default Notice.

Until fulfillment of the condition precedent and the sending of the Company Default Notice, the Pledgor may exercise the Voting Rights, where:

(i)	it does so for a purpose not inconsistent with any Loan Document; and

(6)

(ii)	the exercise or failure to exercise the rights would not have an adverse impact on the value of the Shares and would not otherwise prejudice the validity, enforceability or priority of the Security or any right of the Pledgee in connection with this Pledge.

3.2.	Until fulfillment of the condition precedent in section 3.1 and the sending of the Company Default Notice (i) the Pledgee shall not have the rights which are granted to the holders of depositary receipts issued for shares with the cooperation of a company and (ii) the Pledgor shall be entitled to receive, retain and utilize any and all Dividends.

4.	Rights following the occurrence of an Event of Default

4.1.	Upon fulfillment of the condition precedent in section 3.1 and the sending of the Company Default Notice:

(i)	the Pledgee shall be fully entitled, to the exclusion of the Pledgor, to exercise the Voting Rights;

(ii)	all rights of the Pledgor to receive Dividends shall automatically assign to the Pledgee, and thereupon the Pledgee shall have the sole right to receive and hold as collateral, subject to the terms hereof, such Dividends and such Dividends must be paid directly to the Pledgee or as it may direct; and

(iii)	the Pledgee shall be entitled to collect any repayment on the Shares (terugbetaling op aandelen) and all liquidation proceeds, if any, which are to be distributed in respect of the Shares upon dissolution and liquidation of the Company or otherwise.

4.2.	The Company confirms (and the other parties to this Agreement agree) that receipt of the Company Default Notice shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to such rights (expressly including the Dividends and the Voting Rights) and other powers which it is entitled to exercise pursuant to this Agreement and the Company will make payments of Dividends in accordance with the instructions of the Pledgee.

4.3.	All payments which are received by the Pledgor contrary to the provisions of this section 4 shall be received as custodian (bewaarnemer) (or, if possible under applicable law, on trust) on behalf of and for the benefit of the Pledgee, and shall, pending payment or transfer to the Pledgee, be segregated from the other assets of the Pledgor and shall be immediately paid over or delivered (with any necessary endorsements) to the Pledgee or its authorized designee or as the Pledgee may otherwise direct as collateral in the exact form as received, to be held by the Pledgee as collateral.

(7)

This is without prejudice to any right the Pledgee may have against the person who made the payment.

If, notwithstanding the above, the Pledgor exercises any right of defense, suspension, retention, set off or counter claim in respect of any amount, it shall forthwith pay an amount equal to such amount to the Pledgee.

5.	Representations and warranties

5.1.	The Pledgor represents and warrants and is deemed to repeat during the Security Period with respect to the Shares it holds that the following is true and correct on the date of this Agreement in relation to its Present Shares and in relation to any Future Shares each time such Future Shares will be pledged to the Pledgee, with reference to the facts and circumstances then existing:

(i)	each Share purported to exist is duly authorized, validly issued and fully paid-up;

(ii)	each Share purported to exist is freely transferable, and in particular, it is not subject to any restriction (including the discretion of managing directors or third parties) preventing the Pledgor from transferring or pledging the Shares (except, as otherwise provided herein), except to the extent that the Shares are subject to any statutory transfer restriction or any other statutory rights that shareholders may have under the articles of association of the Company as they will read from time to time and the laws of the Netherlands;

(iii)	the Collateral is free and clear of any security, lien, charge, encumbrance with any restricted rights (beperkte rechten), attachment (beslag), or any other right or security interest whatsoever, other than those created under this Agreement and any encumbrances permitted under the Credit Agreement;

(iv)	the Present Shares were acquired as follows:

•

the Pledgor acquired the legal and beneficial ownership of the Present Shares on behalf of itself by deed of transfer, executed on the twenty-ninth day of November two thousand and four before M.Y.H.J. den Boer, civil-law notary in Amsterdam;

•

the Pledgor acting in its capacity as referred to in 1.(i) contributed by a private deed of contribution, dated the eighteenth day of October two thousand and seven, the beneficial ownership of the Present Shares to the limited partnership (commanditaire vennootschap) Bausch & Lomb Dutch Holdings C.V., as a consequence whereof the Pledgor holds the beneficial ownership of the Present Shares as per the eighteenth day of October two thousand and seven in its capacity as referred to under 1. (ii); and

(8)

(v)	no depositary receipts (certificaten van aandelen) have been issued for the Present Shares.

(vi)	the Pledgor has the power (beschikkingsbevoegdheid) to create the Pledge.

(vii)	the Company’s works council has given what is known as a “positive advice” with respect to the creation of the Pledge and the conditional transfer of the Voting Rights. No person has any right (whether present or future, actual or contingent): a) to acquire from the Pledgor or the Company any share in the capital of the Company (including any Share); or b) to receive from the Company any dividend or other distribution from, or any payment calculated on the basis of, the Company’s profits or equity (or any part thereof); other than: 1) rights of pre-emption, and 2) rights to receive dividends and other distributions; attaching to shares in the Company’s capital by law or as set out in the Company’s articles of association.

5.2.	The Company represents and warrants that the following is true and correct on the date of this Agreement in relation to the Present Shares and in relation to any Future Shares each time such Future Shares will be pledged to the Pledgee, with reference to the facts and circumstances then existing:

(i)	each Share purported to exist is duly authorized, validly issued and fully paid-up;

(ii)	each Share purported to exist is freely transferable, and in particular, it is not subject to any restriction (including the discretion of managing directors or third parties) preventing the Pledgor from transferring or pledging the Shares (except, as otherwise provided herein), except to the extent that the Shares are subject to any statutory transfer restriction or any other statutory rights that shareholders may have under the laws of the Netherlands;

(iii)	no depositary receipts (certificaten van aandelen) have been issued for the Shares.

(iv)	as of the date of this Pledge, no Dividend has been declared which has not been paid or otherwise satisfied in full.

(v)	the Company is not (other than under the Loan Document) prevented from or restricted in declaring and paying to its shareholders (by way of dividend or any other distribution) an amount equal to the full amount of its profits and reserves.

(9)

6.	Undertakings

6.1.	Except to the extent permitted pursuant to the Credit Agreement, the Pledgor shall not during the Security Period without the prior written consent of the Pledgee:

(i)	waive any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Collateral;

(ii)	transfer or further pledge or otherwise encumber any of the Shares; and

(iii)	do, or permit to be done, in general anything which would, or would be likely to, prejudice the validity, enforceability or priority of the Security.

6.2.	The Pledgor and the Company shall forthwith inform the Pledgee of any attachment (beslag) over any part of the Collateral.

The Pledgor or the Company, as the case may be, shall:

(i)	send the Pledgee a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law for challenging the attachment or seizure (if and to the extent possible); and

(ii)	notify the third party or the court process server acting on behalf of such third party in writing of the Pledgee’s interest over the Collateral.

6.3.	In addition and without prejudice to the obligations of the Pledgor pursuant to this section 6, the Pledgor shall, at its own expense, promptly take all such action as the Pledgee may require:

(i)	for the purpose of perfecting or protecting any of the Lenders’ rights under, and preserving the Security; and

(ii)	after the occurrence of an Event of Default, for the purpose of facilitating the realization of any of that Security,

including the execution of any transfer, conveyance, assignment or assurance of any asset (goed) and the giving of any notice, order or direction and the making of any registration which the Pledgee may reasonably require.

6.4.	The Pledgor shall use its best efforts to promptly collect each Dividend that it may collect pursuant to section 3.2 of this Agreement and has become due and payable.

7.	Enforcement and power of attorney

7.1.

Without prejudice to any other right or remedy available to the Pledgee, the Pledgee, after the occurrence of an Event of Default which is continuing, may immediately enforce the Security against the Pledgor without any notice of default being required and the Pledgee may immediately exercise in respect of

(10)

any and all of the Collateral any and all of its rights and powers set out in this Agreement (subject to restrictions following from mandatory provisions of law) irrespective of whether the Pledgee or any of the other Secured Parties shall have proceeded against or claimed payment from any party liable for any of the Parallel Debt.

In such case, the Pledgee shall be entitled to sell or procure the sale of the Collateral forthwith, all to the extent permitted by applicable law.

To the extent permitted under the laws of the Netherlands, the Pledgor hereby irrevocably waives, renounces and agrees not to exercise any pre-emption rights or rights of first refusal (if any) upon such a sale by the Pledgee which waiver the Pledgee hereby accepts.

7.2.	To the extent necessary, the Pledgor agrees for the benefit of the Pledgee that upon a default in the performance of any obligation under the Parallel Debt, it shall be deemed to be in default (verzuim) in respect of the Secured Obligations within the meaning of section 3:248 paragraph 1 and 6:81 Dutch Civil Code without any notice or action being necessary.

For the avoidance of doubt, a default in the performance of any obligation under the Parallel Debt shall have occurred, inter alia, upon the occurrence of an Event of Default.

7.3.	To the fullest extent permitted by applicable law, the Pledgor waives (which waivers the Pledgee hereby accepts) any right they may have in the event that the Pledgee enforces the Security (i) pursuant to section 3:234 Dutch Civil Code to demand that the Pledgee shall also enforce any of the security interests (zekerheidsrechten) granted by any other Borrowers and (ii) of requiring the Pledgee to firstly proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing the Security and/or any other rights under this Agreement.

7.4.	The Pledgor will not be entitled to request the summary proceedings judge (voorzieningenrechter) to order that the Collateral shall be sold in a manner deviating from the provision of section 3:250 Dutch Civil Code.

7.5.	In the event that the Pledgee forecloses or intends to foreclose the Security, it will not be obliged to give notice (thereof) (as provided in section 3:249 and section 3:252 Dutch Civil Code) to the Pledgor or any person having the benefit of an encumbrance on the Collateral comprised in such Security (save as may be otherwise provided in the Credit Agreement).

(11)

7.6.	The Pledgee shall apply the proceeds of the Collateral and the foreclosure of any Security (or any part thereof) in accordance with the relevant provisions of the Credit Agreement, subject to the relevant mandatory provisions of the laws of the Netherlands, including section 3:253 Dutch Civil Code and the right of the Pledgee to recover any shortfall from the Pledgor or any other party or person liable in connection with such shortfall.

7.7.	Under the condition precedent (opschortende voorwaarde) of the occurrence of an Event of Default, the Pledgor hereby grants to the Pledgee (and any of its delegates) an irrevocable power of attorney in accordance with section 3:74 paragraph 1 Dutch Civil Code to perform all acts and execute all documents in order to perfect or implement this Agreement on its behalf, and to take all actions which are necessary for the Pledgee (and any of its delegates) to create, maintain, protect, preserve and exercise its rights under this Agreement (including the waiver of the Pledgor’s pre-emption rights or rights of first refusal in case of a sale pursuant to section 7.1).

The parties agree that section 3:68 (Selbsteintritt) Dutch Civil Code will apply and to the extent necessary, the Pledgor hereby waives any rights it may have under section 3:68 Dutch Civil Code, which waiver the Pledgee hereby accepts. This power of attorney does include the right of substitution.

8.	Termination

8.1.	The Pledgee is at any time (at its discretion) entitled to terminate (opzeggen) in whole or in part any Security on all or part of the Collateral and the contractual arrangements set forth herein.

Notice of termination must be given in writing by the Pledgee to the Pledgor.

8.2.	The Security shall terminate by operation of law upon the unconditional and irrevocable payment and discharge in full of the Secured Obligations and, if earlier, the Pledgee shall discharge the Collateral from the Security and promptly do all that is reasonably required to effect a release if in accordance with the provisions of the Credit Agreement.

Subject to the relevant sections of the Credit Agreement, if the Pledgee considers that any amount paid or credited to it under any Collateral Document is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether all the Parallel Debt and/or the Secured Obligations have been irrevocably paid.

At the request of the Pledgor, the Pledgee shall confirm such termination to the Pledgor promptly in writing and will execute all documents reasonably requested by the Pledgor in relation thereto (at the expense of such Pledgor).

(12)

8.3.	Reinstatement ----------------------------------------------------------------------------

If any payment by the Pledgor or any recovery or discharge by the Pledgee is avoided or reduced (on whatever grounds):

a.	the liability of the Pledgor shall be deemed to have continued as if the payment, recovery or discharge (or the part thereof subject to the avoidance or reduction) had not occurred; and

b.	notwithstanding any confirmation as referred to in section 8 (Termination),

the Pledge and this Agreement (including, for the avoidance of doubt, all provisions expressed to end upon the Pledgee’s confirmation that the Pledge has terminated) shall be deemed to have continued and the Pledge shall serve (without limitation) as security for the payment of the amount subject to the avoidance or reduction as a Security.

9.	Assignment

9.1.	Subject to the relevant provisions of the Credit Agreement, the Pledgee (but not, for the avoidance of doubt, the Pledgor) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Agreement to any permitted assignee and/or transferee under the Credit Agreement.

9.2.	The Pledgor hereby in advance gives its irrevocable consent to (geeft toestemming bij voorbaat) within the meaning of section 6:156 Dutch Civil Code and hereby in advance irrevocably co-operates with (verleent bij voorbaat medewerking aan), within the meaning of sections 6:159 and 6:156 Dutch Civil Code, any such assignment and/or transfer, pursuant to section 9.1 and/or the relevant sections of the Credit Agreement, including by means of an assumption of debt (schuldoverneming) or transfer of agreement (contractsoverneming), as the case may be, hereunder.

9.3.	If the Pledgee assigns and transfers its rights or obligations as referred to under section 9.1 and/or the relevant sections of the Credit Agreement, the Pledgor, with due observance of article 17 paragraph 4 of the articles of association of the Company, having given the members of the management board of the Company the opportunity to cast their advisory vote, herewith resolves as holder of all issued shares in the share capital of the Company, without holding a meeting of shareholders, to approve in advance the conditional transfer of Voting Rights to such assignee and/or transferee.

(13)

10.	General

10.1.	Information

The Pledgee shall be entitled to impart any information concerning the Pledgor to any successor or proposed successor pursuant to section 9.1 and/or the relevant sections of the Credit Agreement, subject to the confidentiality provision of the Credit Agreement.

10.2.	Liability

The Pledgee shall not be liable for any damage suffered by the Pledgor or the Company in connection with this Agreement, the Pledge or the Collateral, other than any damage suffered as a result of the Pledgee’s own gross negligence or wilful misconduct.

Neither of the Pledgor and the Company shall have, and neither of the Pledgor and the Company may make, any claim or initiate any litigation or other proceedings or procedure against any director (managing or otherwise), officer, employee or agent of the Pledgee in connection with this Agreement, the Pledge or the Collateral.

Each director (managing or otherwise), officer, employee or agent of the Pledgee may exercise and enforce this section 10.2.

10.3.	Evidence

Subject to proof to the contrary, the records of the Pledgee shall be conclusive evidence (dwingend bewijs) vis-à-vis the Pledgor of the existence and amount of the Secured Obligations and the Parallel Debt, subject to and in accordance with the terms of the Credit Agreement.

10.4.	Costs

Subject to any provision to the contrary herein, all costs incurred in connection with the creation of the Security and the performance by the parties of their rights and obligations under this Agreement shall be settled in accordance with the relevant provisions of the Credit Agreement.

10.5.	Notices

Any notices and other communications under or in connection with this Agreement shall be given in accordance with the relevant provisions of the Credit Agreement.

10.6.	Financial Assistance

No Pledgor shall be liable to pay any amount to the extent that, were it to be so liable the Security or any part thereof would constitute a violation of sections 2:98c and/or 2:207c Dutch Civil Code.

10.7.	Waivers

The Pledgor waives, to the fullest extent permitted by law, its right (i) to dissolve this Agreement, pursuant to section 6:265 Dutch Civil Code or on any other ground or (ii) to avoid this Agreement, including but not limited to error (dwaling), which waiver the Pledgee hereby accepts.

(14)

10.8.	Security interest absolute

All rights of the Pledgee, the Security and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)	any change in the time, manner or place of payment of the Parallel Debt and/or the Secured Obligations or any change of or amendment to any Loan Document and any other document related thereto, or any other agreement or instrument relating to any of them; or

(ii)	any exchange, release or non perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any other collateral for the Secured Obligations.

10.9.	Amendment of this Agreement

This Agreement may only be amended or supplemented by a written agreement between the Pledgor, the Company, and the Pledgee, to the extent required by the laws of the Netherlands, executed before a Dutch civil-law notary.

11.	Governing Law and Jurisdiction

11.1.	This Agreement (including this section 11.1) shall be governed by and construed in accordance with the laws of the Netherlands.

11.2.	The Pledgor consents to the exclusive jurisdiction of the courts of Amsterdam, the Netherlands.

The Pledgor hereby waives any objection that it may now or hereafter have to the jurisdiction of such courts, which waiver the Pledgee hereby accepts.

This section is for the benefit of the Pledgee only and shall not limit its right to bring proceedings against the Pledgor in connection with this Agreement or any Loan Document in any other court of competent jurisdiction or (to the extent permitted by law) concurrently in more than one jurisdiction.

12.	Severability of provisions

12.1.	Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.2.	The parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable as set out in section 12.1 with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

(15)

13.	Remedies and prevalence

13.1.	The rights and remedies of the Pledgee herein, and the obligations, representations and warranties of the Pledgor herein, are cumulative and are not exclusive of any rights or remedies of the Pledgee, or obligations, representations or warranties of the Pledgor, conferred or imposed by law, the Credit Agreement or any other Loan Document to which it is a party.

13.2.	To the extent there is a conflict between the provisions of the Credit Agreement and the provisions of this Agreement, the provisions of the Credit Agreement shall prevail (but only to the extent that the validity and enforceability of the pledges created pursuant this Agreement and the powers of attorney given pursuant to this Agreement are not affected as a consequence).

13.3.	To the extent there is a conflict between the provisions of any Loan Document other than the Credit Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

14.	Final Provisions

14.1.	With due observance of article 17 paragraph 4 of the articles of association of the Company, the Pledgor, has given the members of the management board of the Company, the opportunity to cast their advisory vote, herewith resolves as holder of all issued shares in the share capital of the Company, without holding a meeting of shareholders to approve this Agreement including, without limitation, the Security and the transfer of the Voting Rights on the Shares subject to the condition precedent (opschortende voorwaarde) of the occurrence of an Event of Default and the sending of the Company Default Notice.

14.2.	The Company hereby acknowledges the Pledge on the Present Shares.

15.	Regulation Board of the Royal Notarial Regulatory Body (Verordening Koninklijke Notariële Beroepsorganisatie)

The Pledgor and Pledgee declare that they are aware of the fact that P.H.N. Quist, civil-law notary in Amsterdam, is one of the partners of the law firm of Stibbe N.V. in Amsterdam, which acts as the external legal advisor of the Pledgor.

With reference to the provisions of the ‘Code of Conduct (Verordening Beroeps- en Gedragsregels)’ as determined by the Board of the Royal Notarial Regulatory Body (Koninklijke Notariële Beroepsorganisatie), the Pledgor and the Pledgee explicitly declare that they (i) consent to the civil-law notary executing the deed and (ii) consent to the fact that the Pledgor will be assisted by Stibbe in all cases connected with this deed and all potential conflicts arising there from.

(16)

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at five hours thirteen minutes post meridiem.

(17)

ANNEX 1

FORM OF COMPANY DEFAULT NOTICE

To: [insert details of the Company]

From: [insert details Pledgee] (the ‘Pledgee’)

[place] [date]

Dear Sir/Madam,

Reference is made to the agreement and deed of disclosed pledge of shares executed on 18 May 2012 before (a legal substitute for) P.H.N. Quist, civil-law notary in Amsterdam (the ‘Agreement’). All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement.

Section 4.2 of the Agreement provides that receipt by you of this notice, subject to an Event of Default having occurred, is sufficient for you to accept us as being exclusively entitled to such rights (expressly including the Dividends and the Voting Rights) and other powers which we are entitled to exercise pursuant to the Agreement and you will make payments of cash dividends, distributions, interest payments and other amounts payable in respect of the Collateral in accordance with our instructions.

Section 7.1 of the Agreement provides that, we, after the occurrence of an Event of Default which is continuing, may immediately enforce the Security against the Pledgor.

We hereby give you notice that an Event of Default has occurred which is continuing, that this is the Company Default Notice, that we are exclusively entitled to such rights (expressly including the Dividends and the Voting Rights) and other powers which we are entitled to exercise pursuant to the Agreement and that you are obligated to make payments of cash dividends, distributions, interest payments and other amounts payable in respect of the Collateral in accordance with our instructions.

Yours faithfully,

By:	[Pledgee]

Title:

Cc:	[Pledgor]